Exhibit 5.2

701 Brickell Avenue, Suite 3300 | Miami, FL 33131 | T 305.789.7748 | F 305.789.7799 Holland & Knight LLP | www.hklaw.com

February 28, 2020

Exceptional Outdoor, Inc.

Get Outdoors Florida, LLC

4830 N. Loop 1604 W, Suite 111

San Antonio, Texas, 78249

Re:	Clear Channel Worldwide Holdings, Inc. (the “Issuer”) Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as local Florida counsel to Exceptional Outdoor, Inc., a Florida corporation (“Exceptional Outdoor” or a “Florida Entity”), and Get Outdoors Florida, LLC, a Florida limited liability company (“Get Outdoors” or a “Florida Entity” and, collectively with Exceptional Outdoor, the “Florida Entities”), in connection with the Florida Entities’ proposed guarantees, along with certain other guarantors under the Indenture (as such term is defined below), of $1,901,525,000 in aggregate principal amount of the Issuer’s 9.25% Senior Notes due 2024 (the “Exchange Notes”). The Exchange Notes are to be issued by the Issuer in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on February 28, 2020 under the Securities Act of 1933, as amended (the “Securities Act”). The obligations of the Issuer under the Exchange Notes will be guaranteed by the Florida Entities and certain other guarantors (the “Guarantees”). The Exchange Notes and the Guarantees thereof are to be issued pursuant to that certain Indenture dated February 12, 2019 with respect to the 9.25% Senior Notes due 2024 (as may be amended or supplemented from time to time, the “Indenture”), among the Issuer, Clear Channel Outdoor Holdings, Inc. (“Holdings”), as guarantor, the subsidiaries of Holdings parties thereto, as guarantors, and U.S. Bank National Association, as trustee (the “Trustee”). Capitalized terms not defined in this opinion letter have the meanings ascribed to them in the Registration Statement.

A.	Documents Reviewed; Knowledge

For purposes of this opinion letter, we have examined and are relying upon the following:

1.    the Registration Statement;

2.    the Indenture; and

3.    Second Supplemental Indenture dated as of August 23, 2019 among CCOI Holdco III, LLC, CCOI Holdco Parent I, LLC, CCOI Holdco Parent II, LLC, Clear Channel Electrical Services, LLC, Clear Channel Metra, LLC, the Florida Entities, Universal Outdoor, Inc., Clear Channel IP, LLC, and the Trustee.

Exceptional Outdoor, Inc.

Get Outdoors Florida, LLC

February 28, 2020

The documents referred to in items (2) and (3) above are hereinafter collectively referred to as the “Opinion Documents.”

In rendering the opinions set forth below, we have also examined and, as to corporate and limited liability company matters, are relying solely upon, the following:

1.    The articles of incorporation, articles of organization, bylaws and LLC operating agreement, as applicable, of each of the Florida Entities, in each case as amended to date (the “Organizational Documents”);

2.    Resolutions and consents adopted by the Board of Directors, Managers or Members, as applicable, of each of the Florida Entities (i) dated as of August 23, 2019, with respect to the Indenture and the Guarantees, and (ii) dated as of February 28, 2020 with respect to the Exchange Notes and related Guarantees (the “Resolutions”); and

3.    Certificates dated February 18, 2020 as to the existence and corporate and limited liability company status of each of the Florida Entities issued by the Florida Department of State (collectively, the “Status Certificates”).

The documents listed as items (1) through (3) immediately above are hereinafter referred to as the “Related Documents.” The Opinion Documents, the Related Documents, and the Support Certificate rendered to Holland & Knight LLP by the Florida Entities (the “Support Certificate”) are hereinafter collectively referred to as the “Documents.” Except as may otherwise be specifically noted in this opinion letter, the opinions expressed herein relate solely to the Documents, and not to any other documents, including any documents that are referred to in, incorporated by reference into, or listed as attachments, exhibits, or schedules to, any of the Documents.

With your consent, we have assumed that certificates of public officials dated earlier than the date of this opinion letter remain accurate from such earlier dates through and including the date of this opinion letter. As to matters of fact underlying the opinions expressed herein, we have relied on the representations and warranties made by the parties in the Documents and, with respect to opinion paragraph 1 below, we have relied on the statements of third parties contained in the Status Certificates. We have made no independent investigation of the accuracy or completeness of such matters of fact.

For purposes of this opinion letter, the term “to our knowledge” or a similar phrase means the conscious awareness of facts or other information, at the time of delivery of this opinion letter, by the lawyers in our firm who have given substantive attention to the preparation of, and transactions effected by, the Opinion Documents, and does not include constructive, implied, imputed, presumed, or assumed notice or knowledge of facts or information.

Except to the extent expressly set forth herein, and with your permission, we have not undertaken any independent investigation (including without limitation review of the books, records,

Exceptional Outdoor, Inc.

Get Outdoors Florida, LLC

February 28, 2020

or files of any of the Florida Entities or review of any governmental records or court dockets) to determine the existence or absence of any facts or other information, and no inference as to our knowledge or the existence or absence of any such facts or other information should be drawn from the fact of our representation of the Florida Entities (or any of them) as local Florida counsel.

B.	Assumptions

In rendering the opinions herein, we have relied, without independent investigation, upon the following assumptions:

(a)    Each party to the Opinion Documents (other than the Florida Entities) is organized and is validly existing and in good standing in its jurisdiction of organization;

(b)    Each party to the Opinion Documents (other than the Florida Entities) has the power and authority to execute, deliver, and perform its obligations under the Opinion Documents, and the Opinion Documents have been duly authorized by all necessary action on its part and have been duly executed and delivered by it;

(c)    The Opinion Documents constitute the valid and binding obligation of each party thereto (including the Florida Entities), enforceable against each such party in accordance with their respective terms;

(d)    Each natural person executing the Opinion Documents or any other document referred to herein is legally competent to do so;

(e)    Each party to the Opinion Documents (other than the Florida Entities) has complied with all legal requirements pertaining to its status, as such status relates to its rights to enforce such Opinion Documents against the Florida Entities (including, but not limited to, qualifying to do business, if required, in the relevant jurisdiction); and

(f)    Each person who has taken any action relevant to any of our opinions in the capacity of director, officer, manager, member, or partner was duly and validly elected or appointed to or otherwise occupied that director, officer, manager, member, or partner position and held that position when such action was taken.

C.	Opinions

Based on and subject to the foregoing and subject to the exceptions, qualifications, and limitations herein set forth, we express the following opinions:

1.    Based solely on the Status Certificates for the Florida Entities, (a) Exceptional Outdoor is a corporation currently existing under the laws of the State of Florida and the corporate status of Exceptional Outdoor is active, and (b) Get Outdoors is a limited liability company currently existing under the laws of the State of Florida and the limited liability company status of Get Outdoors is active.

Exceptional Outdoor, Inc.

Get Outdoors Florida, LLC

February 28, 2020

2.    Each of the Florida Entities (a) has the corporate or limited liability company power, as applicable, to execute and deliver the Opinion Documents and to perform its respective obligations thereunder, including the Guarantees, (b) has taken all necessary corporate or limited liability company action, as applicable, to authorize the execution and delivery of the Opinion Documents and the performance of its respective obligations thereunder, including the Guarantees, and (c) has duly executed and delivered the Opinion Documents.

3.    The execution and delivery by the Florida Entities of the Opinion Documents and the issuance of the Guarantees do not, and the performance by the Florida Entities of their respective obligations thereunder, including with respect to the Guarantees, will not, (a) result in a violation of any of the Organizational Documents of the Florida Entities, or (b) result in a violation of Applicable Law (as hereafter defined).

4.    The execution and delivery by the Florida Entities of the Opinion Documents and the issuance of the Guarantees, and the performance of the Florida Entities’ respective obligations thereunder (including with respect to the Guarantees), do not require under Applicable Law any consent or approval of, registration or filing with, or any other action by, any governmental authority of the State of Florida, except for (a) those obtained or made prior to the date hereof, (b) consents, approvals, authorizations, orders, registrations or filings required in connection with the ordinary course of conduct by the Florida Entities of their respective businesses and ownership, improvement or operation by the Florida Entities of their respective assets in the ordinary course of business (as to which we express no opinion), (c) those that may be required under federal securities laws and regulations or state “blue sky” laws and regulations (as to which we express no opinion) or any other laws, regulations or governmental requirements which are excluded from the coverage of this opinion letter, and (d) consents, approvals, authorizations, orders or filings that may be required by any banking, insurance or other regulatory statutes to which you may be subject (as to which we express no opinion).

D.	Qualifications

This opinion letter is based as to matters of law solely on such internal law of the State of Florida that, in our experience, are normally applicable both to entities that are not engaged in regulated business activities and to transactions of the type contemplated by the Opinion Documents and to the parties thereto, without our having made any special investigation concerning any other law, rule, or regulation (“Applicable Law”).

We express no opinion as to: (a) choice-of-law provisions; (b) any law, rule, or regulation relating to (i) taxation, Federal Reserve Board margin requirements, antitrust or trade regulation, banking, securities, fiduciary requirements or labor or employee rights and benefits laws, including the Employee Retirement Income Security Act of 1974, as amended; (ii) usury, (iii) patents, copyrights, trademarks, trade secrets, and other intellectual property; (iv) planning, zoning, historic preservation, condominiums, cooperatives, subdivisions, wetland matters, air, water, or noise pollution, effluent waste disposal, hazardous substances, environmental contamination, fire, life safety, or building codes, occupational safety or health, the Fair Housing Act, or the Americans with Disabilities Act, as amended; (v) the creation, perfection or priority of any security interest;

Exceptional Outdoor, Inc.

Get Outdoors Florida, LLC

February 28, 2020

(vi) forfeitures or racketeering, or relating to criminal prosecution; (vii) corrupt practices, including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended; (viii) the USA PATRIOT Act of 2001 (Public Law 107-56), the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. app. I et seq., or any other law, rule or regulation designed to combat terrorism or money laundering; and (ix) the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended (including all requests, guidelines, or directives thereunder or issued in connection therewith); (c) insolvency, antitrust, pension, employee benefit, environmental, intellectual property, banking, insurance, labor, health and safety, and securities laws; and (d) federal law or the laws, rules, or regulations of any county, municipality, or similar political subdivision or any agency or instrumentality thereof.

Our opinion on each legal issue addressed herein represents our judgment concerning how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and our opinions are not a guaranty of an outcome of any legal dispute which may arise with regard to the Opinion Documents.

This opinion letter speaks as of the date hereof. We disclaim any obligation to provide you with any subsequent opinion or advice by reason of any future changes or events which may affect or alter any opinion rendered herein. This opinion letter is limited to the matters stated herein, and no opinion is implied or to be inferred beyond the matters stated herein.

E.	Reliance

Kirkland & Ellis LLP, as primary counsel to the Issuer, may rely on this opinion letter for purposes of issuing its legal opinion in connection with the Registration Statement, in each case subject to all of the assumptions and qualifications applicable to this opinion letter as rendered to you.

F.	Consent to Filing

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Holland & Knight LLP

HOLLAND & KNIGHT LLP